As filed with the Securities and Exchange Commission on January 10, 2020

Registration No. 333-215830

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-215830

UNDER

THE SECURITIES ACT OF 1933

JACKAL MERGER SUB A, LLC

(as successor in interest to Jagged Peak Energy Inc.)

(Exact name of registrant as specified in its charter)

Delaware	81-3943703
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Colorado Street

Suite 3000

Austin, Texas 78701

(737) 704-2300

(Address of Principal Executive Offices) (Zip Code)

Jagged Peak Energy Inc.

2017 Long Term Incentive Plan

Jagged Peak Energy Inc.

Management Incentive Plan

of JPE Management Holdings LLC

(Full titles of the plans)

Colin Roberts

Executive Vice President—General Counsel

303 Colorado Street

Suite 3000

Austin, Texas 78701

(737) 704-2300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Jackal Merger Sub A, LLC (as successor in interest to Jagged Peak Energy Inc., a Delaware corporation (“Jagged Peak”)), a Delaware limited liability company (the “Company”), is being filed to deregister all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) remaining unissued under the Registration Statement on Form S-8 (No. 333-215830), filed by Jagged Peak with the U.S. Securities and Exchange Commission on January 31, 2017, which registered 26,500,000 shares of Common Stock under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan and 10,236,958 shares of Common Stock under the Jagged Peak Energy Inc. Management Incentive Plan of JPE Management Holdings LLC (the “Registration Statement”).

On January 10, 2020, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 14, 2019 (the “Merger Agreement”), by and among Jagged Peak, Parsley Energy, Inc., a Delaware corporation (“Parsley”), and Jackal Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parsley (“Merger Sub”), Merger Sub was merged with and into Jagged Peak (the “Merger”), with Jagged Peak surviving the Merger as a wholly-owned subsidiary of Parsley, and immediately thereafter, as part of the same transaction, Jagged Peak merged with and into the Company, with the Company continuing as the surviving entity.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Common Stock pursuant to the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 all shares of Common Stock registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 10, 2020.

JACKAL MERGER SUB A, LLC

By:	/s/ Matt Gallagher
Matt Gallagher
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.